As filed with the Securities and Exchange Commission on ____________, 1999

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ALCAN ALUMINIUM LIMITED
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	NOT-APPLICABLE (I.R.S. Employer Identification No.)

1188 Sherbrooke Street West
Montreal, Quebec, Canada H3A 3G2
514-848-8000
(Address of principal executive offices, including zip code)

ALCAN ALUMINUM CORPORATION HOURLY EMPLOYEES’ SAVINGS PLAN

(Full title of the plan)

David McAusland, Secretary ALCAN ALUMINIUM LIMITED 1188 Sherbrooke Street West Montreal, Quebec, Canada H3A 3G2 514-848-8000	Robert A. Miller, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114 216-622-8200

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	offering	Aggregate	Amount of
to be	to be	price	Offering	registration
registered(1)	registered	per share (1)	Price (2)	fee

Common Stock,	30,361 shares	$33.3125	$1,011,400.81	$282.00

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement is also deemed to register an indeterminate amount of plan interests.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

      The following documents of Alcan Aluminium, Limited (the “Company”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

3.	The Company’s Current Report on Form 8-K filed April 26, 1999;

4.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

5.	The Company’s Current Report on Form 8-K filed August 11, 1999; and

6.	The Company’s Current Report on Form 8-K filed September 16, 1999 other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers

      The Canada Business Corporation Act (the “Act”), the governing Act to which the Company is subject, provides that, except in the case of an action taken by the Company as provided below, a Director or Officer may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (i) he acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding he had reasonable grounds for believing that his conduct was lawful. The right of indemnification is more limited where Directors and Officers are sued by the Company or on its behalf by a shareholder. In those cases, the Company may with the approval of a court indemnify Directors and Officers against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided he fulfills the conditions of (i) and (ii) above. A Director or Officer must be indemnified for costs, charges and expenses if he was substantially successful on the merits in his defense and fulfills the conditions of (i) and (ii) above.

      The Directors’ Standing Resolution pertaining to indemnification of Directors and Officers of the Company represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. The resolution provides as follows:

      “18. INDEMNITY. Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability, if

(a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

      The Company also has an insurance policy covering Directors and Officers of the Company and its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada on this 18th day of October, 1999.

ALCAN ALUMINIUM LIMITED

By: /s/ Jacques Bougie* Jacques Bougie President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator (or other persons who administer the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland on this 18th day of October, 1999.

/s/ John N. Stamatiades (Signature)

John N Stamatiades Member Alcancorp Employee Benefits Committee

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 18, 1999.

Signature	Title

/s/ ___________________*	Director

Eleanor R. Clitheroe

/s/ Jacques Bougie* Jacques Bougie	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Warren Chippindale*	Director

Warren Chippindale

/s/ Travis Engen*	Director

Travis Engen

/s/ John R. Evans*	Chairman of the Board

John R. Evans

/s/ Allen E. Gotlieb*	Director

Allen E. Gotlieb

/s/ J. E. Newall*	Director

J. E. Newall

/s/ Peter H. Pearse*	Director

Peter H. Pearse

/s/ Sir George Russell*	Director

Sir George Russell

/s/ Guy Saint-Pierre*	Director

Guy Saint-Pierre

/s/ ___________________*	Director

Gerhard Schulmeyer

/s/ ___________________*	Director

Paul M. Tellier

/s/ Suresh Thadhani* Suresh Thadhani	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard Genest* Richard Genest	Chief Accountant (Principal Accounting Officer)

/s/ William H. Jairrels*	Authorized Representative in the

William H. Jairrels	United States of America

*By /s/ Sanford Yosowitz Sanford Yosowitz as Attorney-in-Fact

ALCAN ALUMINIUM LIMITED
EXHIBIT INDEX

Exhibit Number	Description	Sequential Page

4.1	Certificate of Amalgamation dated January 1, 1995, Certificate of Amendment dated May 8, 1995, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 1996 filed on or about March 28, 1997 (File No. 1-3677))

4.2	Amended and Restated By-laws No. 1A of the Company (incorporated herein by reference to Exhibit 3.5 to the Annual Report on the Form 10-K of the Company for the year ended December 31, 1987 filed on or about March 28, 1988 (File No. 1-3677))

4.5	Alcan Aluminum Corporation Hourly Employees’ Savings Plan (as Amended and Restated as of September 1, 1997 (filed herewith)

5.1	Opinion of Serge Fecteau, Legal Counse; regarding the validity of the securities being registered (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (filed herewith)

23.2	Consent of Serge Fecteau, Legal Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney executed by persons who signed this registration statement on behalf of the Company.